Exhibit 10.03
INDEPENDENT CONTRACTOR AGREEMENT
THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is effective as of February 1, 2015 (the “Effective Date”), by and between SCANA Services, Inc. (“SCANA”), a subsidiary of SCANA Corporation, and George J. Bullwinkel, Jr. (“Contractor”), pursuant to which Contractor will provide services, as set forth below, to assist SCANA under the terms and conditions and for the consideration set forth below.
RECITALS
WHEREAS, Contractor previously served as the President and Chief Operating Officer of SCANA Communications, Inc., a subsidiary of SCANA Corporation; and Senior Vice President of SCANA Corporation and its subsidiary SCANA Services, Inc., prior to his retirement, which became effective on February 1, 2015 (the “Retirement Date”).
WHEREAS, SCANA desires to engage Contractor post-retirement as an independent contractor and not as an employee of SCANA, SCANA Corporation or any of their affiliates, for the purpose of providing advice and assistance on issues that may arise concerning the sales of SCANA Communications, Inc., and Carolina Gas Transmission Corporation.
WHEREAS, SCANA does not seek and does not assert any control over the day-to-day activities of Contractor in performing the services necessary to accomplish the objectives set forth in this Agreement. Further, Contractor will be solely responsible for scheduling his work hours to timely accomplish the objectives described in this Agreement, subject to the limitations described in this Agreement. SCANA is concerned only with the results and not the manner in which Contractor goes about his work.
WHEREAS, Contractor possess the requisite skills, training, and expertise to perform the services called for under this Agreement, and Contractor wishes to perform services based on the terms and conditions in this Agreement.
WHEREAS, Contractor understands that he will be performing services under this Agreement as an independent contractor and not as an employee of SCANA and, therefore, will be solely responsible for all federal and state tax obligations imposed with respect to payments received from SCANA. Further, SCANA will not pay any Federal Insurance Contributions Act (“FICA”) taxes or Federal Unemployment Tax Act (“FUTA”) taxes, will not withhold or pay any income tax withholding or FICA taxes on Contractor’s behalf, and will not cover Contractor for workers’ compensation purposes. Contractor is a fully independent contractor offering services to SCANA and the general public and, therefore, is able to perform work for companies other than SCANA.
WHEREAS, Contractor agrees to release and indemnify SCANA of any and all liability for any claim for workers’ compensation benefits, any claim for compensation or any tax liabilities or consequences which could arise out of Contractor’s failure to pay compensation or withhold taxes from any employee’s pay in accordance with state or federal law.
THEREFORE, in consideration of the mutual promises set forth in this Agreement, SCANA and Contractor agree as follows:

ARTICLE I
TERMS AND TERMINATION

1.1	Term of Agreement
This Agreement will take effect on the Effective Date, and continue in full force and effect through December 31, 2015 (the “Contract Period”), unless terminated on an earlier date in accordance with Section 1.2 of this Agreement.

1.2	Termination of Agreement
SCANA may terminate this Agreement immediately if it determines that Contractor lacks the skills necessary to accomplish the objectives contracted for by SCANA, Contractor’s work fails to meet the expectations of SCANA, or Contractor breaches any term of this Agreement. Notwithstanding the foregoing, this Agreement will terminate pursuant to its own terms in accordance with Section 1.1 of this Agreement.
ARTICLE II
STATUS AS INDEPENDENT CONTRACTOR

2.1	Duties and Responsibilities of Contractor
During the Contract Period, in addition to performing any other consulting services that SCANA and Contractor may from time to time agree upon, and subject to the limitations set forth in this Agreement, Contractor shall provide advice and assistance on issues that may arise concerning the sales of SCANA Communications, Inc., and Carolina Gas Transmission Corporation. Contractor shall carry out his responsibilities and perform the services pursuant to this Agreement in a faithful and diligent manner.
SCANA and Contractor do not anticipate or intend for Contractor’s Services to exceed 20% of the average level of services provided by Contractor to SCANA over the 36-month period preceding the Retirement Date, and it is intended that Contractor’s change in status from President of SCANA Communications, Inc. and Senior Vice President of SCANA Corporation to Contractor will be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. Further, in no event shall Contractor provide services at a level that would invalidate Contractor’s “separation from service” from SCANA Communications, Inc. and SCANA Corporation for purposes of Section 409A of the Code.
Nothing in this Agreement will preclude Contractor from engaging in other business ventures or services so long as Contractor is not otherwise in breach of this Agreement or any other agreement Contractor may have with SCANA, and Contractor will have complete control over the manner and means by which Contractor’s services are performed under this Agreement. SCANA acknowledges that Contractor has or may have other clients.

2.2	Consideration
As full consideration for Contractor’s services, SCANA shall pay Contractor a total of $230,000 (the “Service Fees”), to be paid monthly in arrears; provided that payment of the first five monthly Service Fees shall be paid with the Service Fees of the sixth month (i.e., the first six months of Service Fees shall be paid in one installment as soon as practicable after the six month anniversary of the Effective Date).

2.3	Status of Contractor as Independent Contractor
Contractor understands that for all purposes under this Agreement, he will operate as an independent contractor. Accordingly, the following provisions will apply:

2.3.1
Contractor shall choose the time, location, and manner in which all services are performed, according to his own judgment, as long as the objectives set forth in this Agreement are met in a satisfactory manner. SCANA does not have the right to control the details and means by which Contractor’s services are rendered. SCANA only seeks the benefits of the results of Contractor’s efforts and, except as otherwise provided in this Agreement, Contractor assumes and retains discretion for the methods, details, means, techniques and procedures to be utilized in the performance of Contractor’s services covered by this Agreement. In particular, SCANA has no right or authority to direct or control Contractor regarding the number of hours worked, place of work, or dates of work (except as set forth in Section 2.1 of this Agreement).

2.3.2
Contractor expressly agrees that he shall not be considered an employee of SCANA for any purpose associated with the performance under this Agreement. Contractor shall sign and submit the form attached as ADDENDUM I prior to beginning work covered by this Agreement. Both SCANA and Contractor acknowledge that, without this Agreement, no relationship or other requirements exists between them; and that pursuant to this Agreement, Contractor is an independent contractor. None of the benefits that SCANA provides to its employees will be available to Contractor (or his employees, if any). This provision in no way voids or adversely affects Contractor’s rights to benefits he earned and to which he was fully vested while he was an employee of any affiliate of SCANA Corporation prior to the Effective Date. In addition, if a court, the Internal Revenue Service, or any other enforcement authority or agency determines that Contractor should be reclassified as an employee of SCANA or one of its affiliates, Contractor specifically agrees and understands that such determination will not have a retroactive effect for purposes of eligibility to participate in any employee benefit plan of SCANA, even if such determination is applicable to prior years.

2.3.3
For all tax purposes, including but not limited to, FICA; the Social Security Act; the Immigration Reform and Control Act; FUTA; income tax withholdings; and any and all other federal, state, or local laws, rules, and regulations, Contractor and each of his employees, if any, will be treated as independent contractors and not employees of SCANA.

2.3.4
Contractor acknowledges and agrees that he shall be responsible for filing all tax returns, tax declarations, tax schedules, and for the payment of all taxes required when due with respect to any and all compensation derived from the services performed under this Agreement.

2.3.5
Contractor agrees to indemnify and hold SCANA (including its officers, managers, employees, and agents) harmless against any and all claims, losses, liabilities, damages, and expenses arising out of, or as a result of, any work performed by Contractor while acting pursuant to this Agreement, except for any and all claims, losses, liabilities, damages and expenses directly arising out of the negligence of SCANA, up to the limits of any insurance coverage. SCANA agrees to indemnify and hold Contractor harmless against any and all claims, losses, liabilities, damages and expenses directly arising out of the negligence (including ordinary or gross negligence) of SCANA or out of any reckless or intentional acts of SCANA.

2.4	Training by SCANA
SCANA acknowledges Contractor’s existing training, skills, and experience as related to the objectives in this Agreement to be completed. Contractor represents that his employees, if any, are fully trained to perform the services contracted for and that they are not in need of any training by SCANA. Therefore, SCANA will not provide Contractor or his employees, if any, with any training related to the objectives in this Agreement.

2.5	Contractor’s Assistants
Contractor shall have the right to engage assistants in completing the duties set forth in this Agreement as he deems appropriate. Contractor shall be responsible for paying any and all compensation and any applicable employment taxes that might be owed on account of any such employees or assistants, and Contractor shall indemnify and hold SCANA harmless against any such liabilities. Contractor agrees to provide his employees and assistants with workers’ compensation coverage.

2.6	Contractor’s Access to SCANA Employees
SCANA acknowledges it may be beneficial for Contractor to interact with certain SCANA employees during the performance of this Agreement. Therefore, SCANA agrees to make certain employees available to Contractor only for advisory and administrative purposes. Any individual employed by SCANA will not be considered an “assistant” of Contractor as described in Section 2.5 of this Agreement, nor will Contractor have any input into any personnel action of a SCANA employee advising him or providing administrative support to him in relation to this Agreement.

2.7	Tools and Materials and Equipment
Contractor must furnish all tools, all materials, and all other equipment necessary to perform the services contracted for under this Agreement.

2.8	No Representations/Commitments
Contractor will not make any representation, warranty, agreement or commitment on behalf of SCANA without the advance written authorization of SCANA.

2.9	Confidentiality
Contractor acknowledges that, in order to successfully perform the services described in this Agreement, it is necessary for SCANA to entrust Contractor with certain valuable proprietary information and knowledge of certain modes of business operation, and particular information concerning the affairs, practices, and other information concerning SCANA (“Confidential Information”). Contractor acknowledges that he has acquired or will acquire Confidential Information in the course of or incident to performing services under this Agreement and Contractor agrees that neither he nor his employees or any third person or firm engaged by Contractor will directly or indirectly, at any time, during or after the term of this Agreement use or cause to be used any such Confidential Information in connection with any activity or business other than the business contemplated by this Agreement for SCANA. Contractor (on behalf of himself, his employees, and any person or firm he engages) also agrees that Contractor and his employees will not disclose such Confidential Information to any other party unless such disclosure has been authorized in writing by SCANA or SCANA Corporation, except (i) as may be required by any applicable law or by order of a court of competent jurisdiction or a government body, (ii) to the extent that such information has been made public, or (iii) to the extent lawfully received from a third party without confidentiality or use restrictions. Upon the termination of this Agreement for any reason, Contractor and its employees and any person or firm engaged by Contractor agree that each immediately will return to SCANA, any and all Confidential Information and all other materials (including computers, fax machines, printers, cell phone and other equipment) or documents, including without limitation mailing lists, rolodexes, computer print-outs, and computer disks and tapes belonging to SCANA which contain information pertaining to SCANA’s business, methods, customers, potential customers or employees unless SCANA agrees in writing to Contractor’s retention thereof.
ARTICLE 3
GENERAL PROVISIONS

3.1	Governed by South Carolina Law
This Agreement will be governed by the laws of the State of South Carolina and the United States.

3.2	Notices
Any notice required or permitted under the Agreement will be in writing and sent to the other party by first class mail at the address below or to such other address as a party to this Agreement may specify in writing.
SCANA                     Contractor
Martin K. Phalen                George J. Bullwinkel, Jr.
Mail Code D311                [ ]
100 SCANA Parkway                [ ]
Cayce, SC 29201
[ ]

3.3	Entire Agreement
This Agreement, including any Addendums, constitutes the entire agreement between the parties on the subject matter of the Agreement and supersedes and replaces any and all previous agreements on that subject matter, either oral or written. Notwithstanding the foregoing, Contractor will be entitled to all compensation or benefits for which he is entitled pursuant to the terms of any SCANA benefit plans in which he was fully vested while an employee of SCANA. No modifications, amendments, or changes to this Agreement will be binding on the parties unless and until the parties have approved the modifications in writing.

3.4	Severability/Blue Pencil
If any provision of this Agreement is found, held, or deemed to be void, unlawful, or unenforceable for any reason, then such invalid or unenforceable section will be removed and not affect the other parts of this Agreement, which parts will remain in full force and effect. If a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision will be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable.

3.5	Waivers Not Continuing
No breach of any provision of this Agreement can be waived unless in writing. Waiver of any breach of any provision will not be deemed to be a waiver of any further breach of the same or any other provision of this Agreement.

3.6	Assignability
SCANA may transfer or assign this Agreement (in whole or in part) to any subsidiary or affiliate of SCANA or to any entity with which SCANA may be merged or consolidated, or which may acquire substantially all of the existing business of SCANA. This Agreement will inure to the benefit of and will be binding upon the successors or permitted assigns of SCANA. If this Agreement is assigned in accordance with the foregoing provisions, all references in this Agreement to SCANA will likewise be deemed to be references to the successor or assignee. Contractor may not transfer, assign, or otherwise convey this Agreement or any part of Contractor’s interest in this Agreement.

3.7	Laws
Contractor agrees to be responsible for compliance with all federal, state and local laws, rules and regulations applicable to its performance of this contract.

3.8	Use of SCANA’s Name or Logo
Contractor shall not use SCANA’s name or logo as a reference or for any other purpose without prior consent from an authorized representative of SCANA.

3.9	Reports
Contractor shall furnish SCANA periodic reports of the progress of the work, if requested by SCANA. Such reports shall be made as frequently as requested and in the form prescribed by SCANA.

3.10	Work for Hire
Contractor agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Contractor, solely or in collaboration with others, during the Contract Period that substantially relate to the business of SCANA (and/or its products and services) that Contractor may be directed to undertake, investigate or experiment with or that Contractor may become associated with in work, investigation or experimentation in SCANA’s line of business in performing Contractor Services under this Agreement (collectively, “Inventions”), are the sole property of SCANA. Contractor also agrees to assign (or cause to be assigned) and hereby assigns fully to SCANA all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions at the expense of SCANA. Contractor agrees to assist SCANA, or its designee, at SCANA’s expense, in every proper way to secure SCANA’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to SCANA of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that SCANA may deem necessary in order to apply for and obtain such rights and in order to assign and convey to SCANA, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Contractor also agrees that Contractor’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of the Contract Period.

3.11	Additional Terms and Conditions
Contractor agrees to abide by the attached General Terms and Conditions For Purchases That Include Services to the extent they are consistent with this Agreement. In the case of an inconsistency the terms of this Agreement will control.

3.12	Modification
This Agreement may be modified at any time by mutual written agreement of the parties.

IN WITNESS WHEREOF, the parties execute this Independent Contractor Agreement as of February 1, 2015.
SCANA SERVICES, INC.

By:    /s/Martin K. Phalen
Title:     Senior Vice President – SCANA Admin. 2/3/15

CONTRACTOR

/s/George J. Bullwinkel, Jr.
George J. Bullwinkel, Jr.

ADDENDUM I
ACKNOWLEDGMENT AND AFFIRMATION BY EMPLOYEE
OR CONTRACTOR OF INDEPENDENT CONTRACTOR
In conformance with Section 2.3.2 of this Agreement, George J. Bullwinkel, Jr., in his individual capacity, specifically waives entitlement to any benefits SCANA provides to its employees. This provision in no way voids or adversely affects his rights to benefits he earned and to which he was fully vested while he was an employee of SCANA or one of its affiliates prior to the date of this Agreement. In addition, if a court, the Internal Revenue Service, or any other enforcement authority or agency will determine that Bullwinkel should be reclassified as an employee of SCANA or one of its affiliates, Bullwinkel specifically agrees and understands that such determination will not have a retroactive effect for purposes of eligibility to participate in any employee benefit plan of SCANA, even if such determination is applicable to prior years.

/s/George J. Bullwinkel, Jr.
George J. Bullwinkel, Jr.